Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Boston Therapeutics, Inc. (formerly Avanyx Therapeutics, Inc.) of our report dated March 30, 2012, relating to our audits of the financial statements, which appears in the Annual Report on Form 10-K of Boston Therapeutics, Inc. for the year ended December 31, 2011. Our report dated March 30, 2012 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ McGladrey LLP

Boston, Massachusetts
December 7, 2012